Exhibit 99.1

New Case Study Highlights Ability of bioAffinity Technologies’ CyPath® Lung to Reduce Diagnostic Burden for Patients At Risk for Lung Cancer

CyPath® Lung test supported recommendation for surveillance strategy, rather than subjecting elderly patient to an invasive, risky and costly biopsy procedure

Despite a suspicious nodule during a low-dose CT scan, a repeat scan showed no nodules in the lungs, validating the decision made with CyPath® Lung’s results

Noninvasive CyPath® Lung test has shown 92% sensitivity, 87% specificity and 88% accuracy for detecting lung cancer in small nodules less than 2 centimeters

SAN ANTONIO, TX – February 19, 2026 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company advancing noninvasive diagnostics for lung cancer and other lung diseases, today released a new clinical case study in which its CyPath® Lung noninvasive diagnostic test for lung cancer helped determine the appropriate treatment for a 79-year-old female with a suspicious lung finding on a low-dose computed tomography (LDCT) scan.

The patient, a current smoker with a medical history significant for chronic obstructive pulmonary disease (COPD) and coronary heart disease, underwent LDCT screening in June 2025. Imaging revealed a spiculated, or irregularly shaped, nodule about half an inch in size at the bottom of the right lung, near the lining of the lung. Spiculated nodules raise concerns about malignancy due to their uneven, irregular appearance.

“Spiculated findings on CT scans often trigger concern and can lead to invasive procedures, particularly in older high-risk patients,” said Daya Nadarajah, MD, the patient’s pulmonologist. “Given this patient’s age, smoking history and comorbidities, we were not comfortable proceeding directly to an invasive procedure. CyPath® Lung gives us objective data to better stratify risk and avoid putting our patients through unnecessary and potentially risky procedures.”

The CyPath® Lung test result was negative, indicating an unlikely malignancy in the lung and supporting a conservative management approach that includes annual CT screening. A repeat scan in October 2025 showed that the suspicious finding from the June scan had resolved, and there were no pulmonary nodules in the lungs.

“Every suspicious finding is concerning. Even when the probability of malignancy is low, the consequences of missing a cancer are significant,” said Gordon Downie, MD, PhD, bioAffinity Technologies Chief Medical Officer. “Physicians now have a tool in CyPath® Lung that further refines risk and provides valuable reassurance when deciding whether to monitor or escalate care.”

Supporting Confident, Noninvasive Management

Based on the reassuring imaging and negative CyPath® Lung result, the patient and her care team agreed to continue with serial annual CT scans as follow-up care. In this case, CyPath® Lung:

●	Provided the confidence to defer invasive procedures
●	Prevented an unnecessary biopsy
●	Put the patient at ease with ongoing surveillance
●	Complemented imaging findings in a high-risk individual

About CyPath® Lung

CyPath® Lung by bioAffinity Technologies is a noninvasive test designed to improve the early detection of lung cancer in patients at high risk for the disease. CyPath® Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of CyPath® Lung to indicate a high probability of lung cancer, CyPath® Lung providing confidence in a proposed course of action for high-risk patients with spiculated nodules, the ability of CyPath® Lung to determine if cancer is present or if the patient is cancer-free, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com

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